Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial data is intended to show how the Merger might have affected historical financial statements if the Merger had been completed on January 1, 2010 for the purpose of the statement of operations and September 30, 2011 for the purposes of the balance sheet, and was prepared based on the historical financial results reported by Trimeris and Synageva. The following should be read in conjunction with the audited and unaudited historical financial statements of each of Trimeris Inc., (“Trimeris”) and Synageva BioPharma Corp. (“Synageva”) and the notes thereto, and the sections entitled “Trimeris’ Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Synageva’s Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and the other information contained in the registration statement on Form S-4, dated October 12, 2011, that was filed with the SEC. The following information incorporates the 1 for 5 reverse stock split of Trimeris common stock completed November 2, 2011 as part of the Merger.

The Merger will be accounted for as a reverse acquisition under the acquisition method of accounting. Under the acquisition method of accounting, Synageva will be treated as the accounting acquiror and Trimeris will be treated as the “acquired” company for financial reporting purposes because, immediately upon completion of the Merger, Synageva stockholders prior to the Merger held a majority of the voting interest of the combined company. In addition, the nine member board of directors of the combined company is comprised of seven of the former members of the Synageva board of directors and therefore Synageva’s former board of directors possess majority control of the current board of directors of the combined company. Members of the former management of Synageva will be responsible for the management of the combined company and the majority of the combined company’s activities are activities related to Synageva’s former business.

The unaudited pro forma condensed combined financial statements were prepared in accordance with the regulations of the SEC. The pro forma adjustments reflecting the completion of the Merger are based upon the acquisition method of accounting in accordance with GAAP, and upon the assumptions set forth in the notes to the unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined balance sheet as of September 30, 2011 combines the historical balance sheets of Trimeris and Synageva as of September 30, 2011 and gives pro forma effect to the Merger as if it had been completed on September 30, 2011.

The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2011 combine the unaudited historical statements of operations of Trimeris and Synageva for their respective nine-month periods ended September 30, 2011 and gives pro forma effect to the Merger as if it had been completed on January 1, 2010. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2010 combine the historical statements of operations of Trimeris and Synageva for their respective twelve months ended December 31, 2010 and gives pro forma effect to the Merger as if it had been completed on January 1, 2010.

The historical financial data has been adjusted to give pro forma effect to events that are (i) directly attributable to the Merger, (ii) factually supportable, and (iii) with respect to the statements of operations, expected to have a continuing impact on the combined results. The pro forma adjustments are preliminary and based on management’s estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the acquisition and certain other adjustments.

The unaudited pro forma condensed combined financial data is presented for illustrative purposes only and is not necessarily indicative of the financial condition or results of operations of future periods or the financial condition or results of operations that actually would have been realized had the entities been combined during the periods presented. In addition, as explained in more detail in the accompanying notes to the unaudited pro forma condensed combined financial statements, the preliminary acquisition-date fair value of the identifiable assets acquired and liabilities assumed reflected in the unaudited pro forma condensed combined financial statements is subject to adjustment and may vary from the final amounts that will be recorded from completion of the Merger.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF SEPTEMBER 30, 2011

(Amounts in thousands)

	Trimeris	Synageva	Pro Forma Adjustments	Note Reference	Pro Forma Combined
Assets
Current assets
Cash and cash equivalents	$52,388	$14,940	$—		$67,328
Prepaid expenses and other current assets	82	503	—		585
Accounts receivable	2,047	31	—		2,078
Taxes receivable	1,136	—	—		1,136
Deferred tax asset	160	—	(160)	B	—

Total current assets	55,813	15,474	(160)		71,127
Patent costs, net	1,665	—	(1,665)	B	—
Deferred tax asset	320	—	(320)	B	—
Developed technology	—	—	9,300	C	9,300
Other assets	152	60	—		212
Property and equipment, net	—	1,229	—		1,229
Goodwill	—	—	9,842	F	9,842

Total assets	$57,950	$16,763	$16,997		$91,710

Liabilities, Convertible Preferred Stock and Stockholders’ Equity
Current liabilities
Accounts payable	$—	$952	$—		$952
Accrued expenses	880	2,216	1,961	G	5,057
Accrued compensation—short-term	400	—	1,587	H	1,987
Deferred revenue	—	1,681	—		1,681

Total current liabilities	1,280	4,849	3,548		9,677
Deferred revenue—long-term	—	1,246	—		1,246
Other noncurrent liabilities	—	195	—		195
Notes payable, long-term	—	12,500	(12,500)	E	—

Total liabilities	1,280	18,790	(8,952)		11,118

Commitments and contingencies
Convertible preferred stock	—	95,581	(95,581)	E	—
Stockholders’ equity (deficit)
Common stock	4	1	(4)	D	18
			17	A
Additional paid-in capital	359,235	10,754	(359,235)	D	189,237
			95,581	E
			70,402	A
			12,500	E
Accumulated deficit	(302,743)	(108,362)	302,743	D	(108,662)
			(300)	G
Accumulated other comprehensive income	174	(1)	(174)	D	(1)

Total stockholders’ equity (deficit)	56,670	(97,608)	121,530		80,592

Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$57,950	$16,763	$16,997		$91,710

See the accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements, which are an integral part of these financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2011

(Amounts in thousands, except per share amounts)

	Trimeris	Synageva	Pro Forma Adjustments	Note Reference	Pro Forma Combined
Revenue:
Milestone revenue	$1,039	$—	$—		$1,039
Collaboration and royalty revenue	6,034	193	—		6,227
Grant revenue	—	292	—		292

Total revenue and collaboration income	7,073	485	—		7,558

Operating expenses
Research and development	—	12,197	2,145	I	14,342
General and administrative	6,419	5,906	(2,442)	G	9,883

Total operating expenses	6,419	18,103	(297)		24,225

Income/(loss) from operations	654	(17,618)	297		(16,667)
Other income (expense), net	—	(183)	—		(183)
Interest income	5	2	—		7
Interest expense	—	(29)	—		(29)

Income/(loss) before taxes	659	(17,828)	297		(16,872)
Income tax provision	—	—	—	K	—

Net income/(loss)	$659	$(17,828)	$297		$(16,872)

Basic and diluted net income/(loss) per share	$0.15				$(0.94)

Weighted average shares used in basic and diluted per share computations	4,480		13,440	J	17,920

See the accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements, which are an integral part of these financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS FOR THE

YEAR ENDED DECEMBER 31, 2010

(Amounts in thousands, except per share amounts)

	Trimeris	Synageva	Pro Forma Adjustments	Note Reference	Pro Forma Combined
Revenue:
Milestone revenue	$265	$—	$—		$265
Royalty revenue	1,569	—	—		1,569
Collaboration income	24,883	280	—		25,163
Grant revenue	—	315	—		315

Total revenue and collaboration income	26,717	595	—		27,312

Operating expenses
Research and development	—	9,866	2,860	I	12,726
General and administrative	5,779	3,852	—		9,631

Total operating expenses	5,779	13,718	2,860		22,357

Income/(loss) from operations	20,938	(13,123)	(2,860)		4,955
Other income (expense), net	—	2,295	—		2,295
Interest expense	(130)	—	—		(130)
Interest income	71	4	—		75

Income/(loss) before taxes	20,879	(10,824)	(2,860)		7,195
Income tax provision	925	—	—	K	925

Net income/(loss)	$19,954	$(10,824)	$(2,860)		$6,270

Basic and diluted net income per share	$4.47				$0.35

Weighted average shares used in basic and diluted per share computations	4,464		13,392	J	17,856

See the accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements, which are an integral part of these financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.	DESCRIPTION OF TRANSACTION AND BASIS OF PRESENTATION

Description of Transaction

On June 13, 2011, Trimeris entered into the Merger Agreement with Synageva and Merger Sub. Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, on November 2, 2011 Merger Sub merged with and into Synageva. As a result Synageva was renamed Abbey BioPharma and survived as a wholly owned subsidiary of Trimeris which was renamed Synageva BioPharma Corp.

At the Effective Time, each outstanding share of Synageva capital stock was converted into the right to receive that number of shares of Trimeris common stock as determined pursuant to the Exchange Ratio, as calculated pursuant to the terms of the Merger Agreement. In addition, at the Effective Time (i) all outstanding options to purchase shares of Synageva common stock were assumed by Trimeris and converted into options to purchase shares of Trimeris common stock, in each case appropriately adjusted based on the Exchange Ratio (such options, the “Assumed Options”) and (ii) all outstanding warrants to purchase shares of the capital stock of Synageva were assumed by Trimeris and converted into warrants to purchase shares of Trimeris common stock, in each case appropriately adjusted based on the Exchange Ratio. Immediately upon completion of the Merger, Synageva received shares of Trimeris common stock representing an aggregate of approximately 75% of the outstanding shares of common stock of the combined company calculated on a fully diluted basis. Trimeris stockholders continue to own their existing shares of Trimeris common stock, which were not affected by the Merger, and did not receive any additional shares of Trimeris common stock as a result of the Merger. As a result, such shares represent an aggregate of approximately 25% of the outstanding shares of common stock of the combined company calculated on a fully diluted basis.

Basis of Presentation

The unaudited pro forma condensed combined financial statements were prepared in accordance with the regulations of the SEC and are intended to show how the Merger might have affected the historical financial statements if the Merger had been completed on January 1, 2010 for the purposes of the statements of operations and September 30, 2011 for the purposes of the balance sheet. The pro forma adjustments reflecting the completion of the Merger are based upon the acquisition method of accounting in accordance with GAAP, and upon the assumptions set forth herein. Based on the terms of the Merger, Synageva is deemed to be the accounting acquiror.

Under the acquisition method of accounting, the identifiable assets acquired and liabilities assumed of Trimeris are recorded at the acquisition date fair values and added to those of Synageva. The pro forma adjustments are preliminary and based on management’s estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the acquisition. These estimates are based on the most recently available information. To the extent there are significant changes to the combined company’s business following the completion of the Merger, the assumptions and estimates set forth in the unaudited pro forma condensed combined financial statements could change significantly. The allocation is dependent upon certain valuation and other studies that will not be completed until following the Merger. Accordingly, the pro forma purchase price adjustments are subject to further adjustments as additional information becomes available and as additional analyses and final valuations are conducted following the completion of the Merger. There can be no assurances that these additional analyses and final valuations will not result in material changes to the estimates of fair value set forth below under Note 2.

The unaudited pro forma condensed combined balance sheet as of September 30, 2011 combines the historical balance sheets of Trimeris and Synageva as of September 30, 2011 and gives pro forma effect to the Merger as if it had been completed on September 30, 2011.

The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2011 combine the historical statements of operations of Trimeris and Synageva for their respective nine-month periods ended September 30, 2011 and gives pro forma effect to the Merger as if it had been completed on January 1, 2010. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2010 combine the historical statements of operations of Trimeris and Synageva for their respective twelve months ended December 31, 2010 and gives pro forma effect to the Merger as if it had been completed on January 1, 2010.

The unaudited pro forma condensed combined financial statements assume an Exchange Ratio of approximately 0.413. Such ratio was calculated using the fully diluted capitalization for Trimeris and Synageva, in each case as of November 2, 2011, the date on which the Merger was finalized. The Exchange Ratio was determined immediately prior to the completion of the Merger by dividing (i) the product of (a) three times (b) the total number of outstanding shares of Trimeris common stock calculated on a fully diluted basis (in other words, inclusive of all shares of Trimeris common stock issuable upon conversion of any securities convertible into or exercisable or exchangeable for shares of Trimeris common stock) as of immediately prior to the completion of the Merger (but after giving effect to the 1 for 5 reverse stock split described elsewhere in the joint proxy statement/ prospectus), by (ii) the total number of outstanding shares of Synageva common stock calculated on a fully diluted basis (in other words, inclusive of all shares of Synageva capital stock issuable upon conversion of any securities, including Synageva preferred stock, convertible into or exercisable or exchangeable for shares of Synageva common stock) as of immediately prior to the completion of the Merger.

Immediately prior to the Merger, all Synageva notes payable converted into shares of Synageva’s Series D-2 preferred stock, which then converted into shares of common stock.

2.	PURCHASE PRICE

The purchase price, based on the stock price as of the Merger date, is as follows (table in thousands):

Fair value of Trimeris shares outstanding	$68,767
Fair value of vested Trimeris stock options	1,652

Purchase price	$70,419

For pro forma purposes, the fair value of the Trimeris common stock used in determining the purchase price was $15.35 per share based on the average of the closing price of Trimeris common stock on November 2, 2011. The fair value of the Trimeris stock options was determined by using the Black-Scholes option pricing model with the following assumption: (i) stock price of $15.35, which is the value ascribed to the Trimeris common stock in determining the purchase price, (ii) volatility of 50%; risk-free interest rate of 1.8%, and (iii) a weighted average expected life of 4.9 years. All outstanding Trimeris options fully vested upon completion of the Merger. The combined company will expense all transaction costs as incurred.

The estimated acquired tangible and intangible assets and liabilities assumed based on their estimated fair values as of September 30, 2011 comprises (table in thousands):

Cash and cash equivalents	$52,388
Receivables and other current assets	3,265
Other assets	152
Developed technology	9,300
Goodwill	9,842
Assumed liabilities	(4,528)

Total	$70,419

The allocation of the purchase price is preliminary. The final determination of the purchase price allocation will be based on the fair values of assets acquired, other identifiable intangibles and the fair values of liabilities assumed as of November 2, 2011, the date that the Merger was completed. The excess of the purchase price over the fair value of assets and liabilities acquired is allocated to goodwill. The preliminary valuation analysis conducted by Trimeris and Synageva determined that the fair value of identifiable assets acquired less the fair value of identifiable liabilities assumed by the combined company were less than the purchase price. The purchase price exceeds the fair value of assets and liabilities acquired/assumed resulting in residual goodwill. The estimates of assets acquired and assumed liabilities will remain preliminary until the combined company completes a valuation of significant identifiable intangible assets acquired and determines the fair values of other assets and liabilities acquired. The final determination of the fair values is expected to be completed as soon as practicable after the completion of the Merger. The final amounts could differ from the amounts presented in the unaudited pro forma condensed combined financial statements, because the amounts allocated will not be determined until the date of the Merger.

The amount allocated to acquired identifiable intangible assets has been attributed to the following categories (table in thousands):

FUZEON developed technology	$9,300

Total	$9,300

The estimated fair value attributed to FUZEON developed technology, which relates to Trimeris’ existing approved HIV product, FUZEON, was determined based on a discounted forecast of the estimated net future cash flows to be generated from the technology. FUZEON is marketed in the U.S. and Canada and in over 55 other countries around the world, including all the major countries in Europe. The estimated fair value attributed to developed technology will be amortized in proportion to expected cash flows for the product over 10 years which is the estimated useful life of the technology from the closing date of the Merger, based on the contractual provisions of the Roche License Agreement.

3.	PRO FORMA ADJUSTMENTS

(A)	Represents the fair value of Trimeris’ outstanding common stock and stock options assumed in connection with the Merger. Cash paid in lieu of fractional shares will be from existing cash balances which has not been reflected due to immateriality.

(B)	Represents the elimination of Trimeris’ historical intangible assets and deferred tax asset amounts.

(C)	Represents the estimated fair value of developed technology acquired in the Merger.

(D)	Represents the elimination of Trimeris’ historical stockholders’ equity accounts.

(E)	Represents the conversion of Synageva’s convertible notes and preferred stock to Synageva common stock in connection with the Merger.

(F)	Represents the goodwill resulting from the Merger.

(G)	To reflect the Synageva and Trimeris estimated transaction costs payable in cash that have not been incurred as of September 30, 2011. The amounts include $0.3 million of anticipated costs for Synageva and $1.7 million of anticipated costs for Trimeris. The $1.7 million of anticipated Trimeris costs are included in assumed liabilities in allocating the purchase price. Trimeris has incurred $2.4 million of transaction costs through September 30, 2011.

(H)	Represents the accrual of retention, change of control and severance obligations for certain employees of Trimeris that will become due at the closing of the merger, totaling $1.6 million as of September 30, 2011.

(I)	Represents the amortization of developed technology over the useful life. Amortization expense is recognized based on the ratio of period cash flows divided by total estimated cash flows related to royalty income associated with Fuzeon developed technology.

(J)	Represents the issuance of Trimeris common stock to Synageva common and preferred stockholders in connection with the Merger at the expected exchange rate.

(K)	Represents the tax effect of the above pro forma adjustments as calculated at the statutory rate. The tax effect of the adjustment is determined to be zero because it relates to a non-deductible expense for tax purposes. In addition, the combined company will have available NOL carryforwards and research and development carryforwards that may be utilized to offset any current income and related taxes. Utilization of the NOL and research and development carryforwards may be subject to a substantial annual limitation due to ownership change limitations provided by Section 382 of the Code, as well as similar state provisions. It is expected that the combined company will continue to provide a full valuation allowance on its deferred taxes.